Bacterin Announces the Appointment of Robert Di Silvio as President

BELGRADE, Mont.--(BUSINESS WIRE) — July 1, 2014 -- Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of revolutionary bone graft material and coatings for medical applications, is pleased to announce the addition of Robert (Bob) Di Silvio as President of the Company. Mr. Di Silvio brings over 30 years’ experience serving in executive management positions in the medical industry, overseeing sales and marketing efforts in the management of medical sales operations.

“I had the privilege of working with Bob when we were both involved with other companies. Bob has a distinguished track record of success in the medical device industry, managing sales and marketing operations with significant growth achievements” said Dan Goldberger, Bacterin’s CEO. “We are fortunate to have Bob join our management team in this important role; he brings unrivaled experience and leadership to the Company and will play a critical role in our growth.”

Prior to joining Bacterin, Mr. Di Silvio served as Senior Vice President and General Manager of the Americas region for Lumenis since January 2012, and prior to that role, as Senior Vice President and General Manager, Lumenis North America Region. Mr. Di Silvio previously served as President and Chief Executive Officer of Pyng Medical Inc.; as Vice President Global Sales and Marketing of Safe Life; as Vice President of US Field Operations Physio-Control Division of Medtronic, Inc.; and as Vice President, US Field Operations of Coherent Medical Group (“CMG”). Mr. Di Silvio currently serves as a member of the board of directors of Pyng Medical Corp. He holds a bachelor’s degree in economics and organic chemistry and a master’s degree in biochemistry from the University of Connecticut, and he also completed three years at the University of Rome School of Medicine, Italy.

As President of the Company, Mr. Di Silvio will be responsible for management of sales, marketing and business development.

In connection with his employment, Mr. Di Silvio will receive a stock option grant as an inducement material to entering into employment with the Company pursuant to Section 711(a) of the NYSE MKT Company Guide. The inducement grant was approved by the Compensation Committee of the Company’s Board of Directors. Mr. Di Silvio’s inducement grant consists of a stock option to purchase up to 550,000 shares of the Company's common stock, with a per share exercise price of $0.68, which was the closing price of the Company’s common stock on the day before the July 1, 2014 grant date. The option will vest over five years, with 20% of the underlying shares vesting after one year and the remaining eighty percent (80%) vesting in forty-seven (47) equal monthly installments as to 9,170 underlying shares, beginning one month after the first anniversary of the date of grant, and one final installment as to 9,010 underlying shares. Mr. Di Silvio must remain employed by the Company for vesting to occur. Upon a change in control, the entire option will immediately be 100% vested without regard to the schedule contained in the option agreement.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE MKT: BONE) develops, manufactures and markets biologics products to domestic and international markets. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses coatings for various medical device applications. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its existing and anticipated contractual obligations, including financial covenant and other obligations contained in the Company’s secured lending facility; the Company’s ability to manage cash flow and achieve profitability; the Company’s ability to remain listed on the NYSE MKT; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the Company’s ability to successfully conclude government investigations; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Rich Cockrell

Rich.Cockrell@thecockrellgroup.com

NY 212.521.4138

ATL 404.942.3369

MBL 404.394.5304

cockrellgroup.com